EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-137143) of Hanesbrands Inc. of our report dated September 28, 2006, except for Notes 5 and 21 as to which the date is November 20, 2006, relating to the financial statements and financial statement schedule, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
November 29, 2006